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                                                                     EXHIBIT 2.2

               FORM OF OFFER LETTER TO HOLDERS OF SHORT-TERM DEBT



EXAMPLE

March 1, 1995


ADDRESS




Dear Mr. :

    You may be aware that BTi has entered into an agreement with Dassesta International S.A., a foreign investor ("Dassesta") in which Dassesta has agreed to purchase 25,000,000 shares of BTi Common Stock at $0.60 per share, for a total of $15,000,000 ("Proposed Offering"). The Proposed Offering is subject to a number of conditions, including shareholder approval, and is expected to close by March 31, 1995.

    You have previously indicated your intention to convert your Bridge Loan to BTI to an investment in Common Stock of the Company on terms set forth in the Term Sheet, copy of which is attached hereto for your reference.

    In order to position BTi for the future, we would like to reconfirm our prior offer to convert your 10% Senior Secured Promissory Note ("Note") to BTi Common Stock and simultaneously provide you the additional option to immediately exercise your Stock Option at a 10% discount per share from the price to be paid by our foreign investor. The closing of the conversion and related transactions would be subject to some conditions, including the closing of the Proposed Offering.

    The following is a brief summary of some of the main terms of the contemplated transaction:

    1.    CONVERSION.  The conversion of your Note into Common Stock would occur
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three weeks subsequent to the closing of the Proposed Offering.  For purposes of conversion, the Company will increase the principal amount of your Note by 10%. The conversion price will be $0.54 per share, a 10% discount off the $0.60 price per share being paid by Dassesta in the Proposed Offering. (For example, a $100,000 Note would convert into 203,704 shares of Common Stock.) The interest accrued on the Note as of the closing would also be converted into BTi Common Stock at the $0.54 per share rate.

You hold a Note in the principal amount of $100,000 which is dated MAY 2, 1994.

Therefore, with an anticipated closing of April 17, 1995, the conversion of your Note and the accrued interest thereon would result in the issuance to you of shares of Common
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Stock as calculated below:

Principal amount of Note                  $100,000.00
 10% increase                               10,000.00
Interest on principal amount
of Note from issue date to
April 17, 1995                               9,590.00
                                          -----------
Total                                     $119,590.00

Divided by the per share
   conversion price of:                   $      0.54
                                          -----------
COMMON SHARES                                 221,463


   2.   STOCK PURCHASE/STOCK OPTION.  As a part of the transaction in which you
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purchased your Note, you also received a purchase option agreement ("Existing
Option") to purchase certain securities of BTi. If the Proposed Offering closes and you do not elect to convert your Note as described in Paragraph 1 above, then the principal amount of the Note and the accrued interest thereon will be paid in full and you will continue to hold your Existing Option to purchase 20,000 shares of BTi Common Stock (per $100,000 original Note amount), at $0.60 per share, which in your case amounts to an option to purchase a total of 20,000 shares of BTi Common Stock at $0.60 per share.

        However, if you elect to convert your Note as described in Paragraph 1 above, then in lieu of your Existing Option you would have the choice to either:

   (a) purchase 22,000 shares of BTi Common Stock at closing of the Note conversion at $0.54 per share; or

   (b) obtain a new five-year option to purchase 22,000 shares of BTi Common Stock at $0.60 per share.

        Your Existing Option would be canceled under both alternatives (a) and
(b). The alternatives described in (a) and (b) ARE ONLY AVAILABLE IF YOU CONVERT YOUR NOTE PER PARAGRAPH 1.

   3.   REGISTRATION STATEMENT.  If you convert your Note, BTi would commit to
        -----------------------
filing a Registration Statement with the SEC covering the converted stock described in Paragraph 1 and the stock purchased in Paragraph 2 (but not stock subject to the stock option described in Paragraph 2) within 90 days after the closing of the transactions described above.

        With respect to the above, you will find enclosed the following documents: (a) a Consent and Waiver relating to the Proposed Offering with Dassesta; (b) a Stock Purchase Agreement; (c) a Purchase Option Agreement; (d) two forms UCC-2s and a
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Release of Security Interest in Trademarks, Patents and Copyrights; and (e) for
your information, a set of Risk Factors, as well as BTi's most recent filed Form 10-K and Form 10-Q.

        The following summarizes the documents you need to send to BTi in order to participate in the above described transactions. Even if you decide not to participate in the transactions, please sign and return the Consent and Waiver relating to the Proposed Offering with Dassesta as soon as possible.

        NOTE CONVERSION.  In order to convert your Note, you must send to BTi:
        ---------------

   (a) your existing original Note which will be canceled upon the closing of
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the conversion.  If you have misplaced or lost your original Note, please immediately advise the undersigned by phone or fax so that we can send you appropriate documents for signature.

   (b) an executed Stock Purchase Agreement (which is enclosed).  We have
          ---------------------------------
included two versions of the Stock Purchase Agreement reflecting the alternatives ONLY AVAILABLE TO YOU CONCERNING YOUR EXISTING OPTION (SEE PARAGRAPH 2 ABOVE) IF YOU CONVERT YOUR NOTE.

   (1) If you elect to cancel your Existing Option to purchase 20,000 shares of BTi Common Stock at $0.60 per share and in lieu thereof immediately purchase 22,000 shares at $0.54 per share, you need to sign Stock Purchase Agreement #1 which is enclosed, and initial Schedule A-1 which is attached to Stock Purchase Agreement #1.

   You need also to include a check payable to Biomagnetic Technologies, Inc. in the amount of $11,880.00 in payment of the shares of Common Stock show on Schedule A-1 under the heading "Cash Purchase", and return to BTi your original Purchase Option Agreement.

   (2) If you elect to cancel your Existing Stock Option to purchase 20,000 shares of BTi Common Stock at $0.60 per share and in lieu thereof receive a new Stock Option for 22,000 shares of BTi Common Stock exercisable at $0.60 per share, you need to sign the enclosed Stock Purchase Agreement #2 and initial Schedule A-2 which is attached to the Stock Purchase Agreement #2. You need also to sign and return to BTi the enclosed Purchase Option Agreement and simultaneously return to BTi your Original Purchase Option Agreement.

   (c) the executed Form UCC-2s and Release of Security Interest in Trademarks,
           --------------------------------------------------------------------
Patents and Copyrights (the "Release").  Please note that the Release must be
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notarized.  Your Note is secured by various property of BTi, and these documents serve to release the security interest.

   (d) the executed Consent and Waiver.
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   In order to participate in the described transactions, all appropriate documents must be received no later than March 17, 1995. All documents should be sent to Biomagnetic Technologies, Inc., in the return envelope herewith provided. The closing of the Note conversion is contingent upon the closing of the Proposed Offering. Shortly after the closing of the Proposed Offering, the Company will close the Note conversions which we anticipate will take place on Monday, April 17, 1995, and at that time deposit your check (if applicable) and deliver to you your Common Stock Certificate and, if applicable, a new Purchase Option Agreement. The terms of the transaction will be governed by the provisions of the enclosed documents, which you should review carefully.

   If you have any questions concerning the above, please do not hesitate to contact me or any other officer of this Company at (619) 453-6300.

Sincerely,

/s/ James V. Schumacher

James V. Schumacher
President and Chief Executive Officer

Enclosures